Exhibit (e)-(1)

SILICONWARE PRECISION INDUSTRIES CO., LTD.

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

ASE INDUSTRIAL HOLDING CO., LTD.

as Co-Obligors

CITICORP INTERNATIONAL LIMITED

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of April 30, 2018

In respect of US$400,000,000 Zero Coupon Convertible Bonds Due 2019

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 30, 2018, among SILICONWARE PRECISION INDUSTRIES CO., LTD. (the “Company”), a company limited by shares organized under the laws of the Republic of China (the “ROC”) having its principal office at No. 123, Section 3, Da Fong Road, Tantzu, Taichung, Taiwan, ROC, ADVANCED SEMICONDUCTOR ENGINEERING, INC. (“ASE”), a company limited by shares incorporated under the laws of the ROC, with its address at No. 26, Jingsan Rd, Nanzi District, Kaohsiung City, ROC, ASE INDUSTRIAL HOLDING CO., LTD. (“Holdco”, and together with the Company and ASE, the “Co-Obligors”), a company limited by shares incorporated under the laws of the ROC, with its address at No. 26, Jingsan Rd, Nanzi District, Kaohsiung City, ROC, and CITICORP INTERNATIONAL LIMITED, a company organized under the laws of Hong Kong (herein called the “Trustee”), is made to revise, amend and supplement the Indenture, dated as of October 31, 2014, between the Company and the Trustee (the “Base Indenture” and the Base Indenture so revised, amended and supplemented by this Supplemental Indenture, the “Indenture”).

WHEREAS, the Company and the Trustee have executed the Base Indenture on October 31, 2014 in connection with the Company’s issuance of US$400,000,000 Zero Coupon Convertible Bonds due 2019;

WHEREAS, pursuant to a joint share exchange agreement, dated as of June 30, 2016, as supplemented by a supplemental agreement dated as of December 14, 2017, between the Company and ASE, Holdco will acquire all of the outstanding shares of the Company for cash consideration on the date hereof;

WHEREAS, each of ASE and Holdco agrees to become a co-obligor and jointly and severally assume the covenants and obligations of the Company under the Indenture;

WHEREAS, each of the Co-Obligors has agreed to grant to Bondholders a new right to convert their Bonds into cash proceeds and pay cash proceeds to Bondholders who exercise the right to convert their Bonds pursuant to the Cash Consideration Conversion Right (as defined below);

WHEREAS, each of the Co-Obligors has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, pursuant to Section 7.1 of the Base Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture, without the consent of any Holder; and

WHEREAS, all things necessary to make this Supplemental Indenture, together with the Base Indenture, a valid agreement of the Company, ASE and Holdco, in accordance with their terms, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, ASE, Holdco and the Trustee agree as follows for the benefit of each other and for the equal and proportionate benefit of the Bondholders, as follows:

SECTION 1. Unless otherwise defined in this Supplemental Indenture, terms defined in the Base Indenture are used herein as therein defined.

SECTION 2. Each of ASE and Holdco hereby agree to assume and be jointly and severally liable for, the Company’s covenants and other obligations (including, but not limited to, the Company’s payment and indemnification obligations) under the Indenture.

SECTION 3. The Indenture is hereby amended by adding a new Condition 20 as follows:

“20.	Conversion for Cash Consideration

Notwithstanding anything herein to the contrary, on exercise of the Cash Consideration Conversion Right (as defined below), the converting Bondholder may elect to receive Net Cash Proceeds (as defined below).

(A)	Cash consideration conversion right

(i)	Cash consideration conversion period

At any time during the Conversion Period on and subject to the terms set forth herein (the “Cash Consideration Conversion Right”) and the terms of the Agency Agreement, each Bondholder has the right hereunder to convert any of its Bonds into Net Cash Proceeds; provided, however, that the Cash Consideration Conversion Right during any Closed Period shall be suspended and the Conversion Period shall not include any such Closed Period.

For the purposes of this Condition 20:

“business day” means a day other than Saturday or Sunday on which banks are open for business in New York, London, Hong Kong or the city in which the Company and the ROC share registry of the Company, if a notice of conversion is deposited in connection with a conversion or for the purpose of calculating the Closed Period, is located.

(ii)	Amount of cash consideration payable on conversion

The amount of cash proceeds to be paid upon conversion of any Bond (the “Net Cash Proceeds”) will be determined by the Co-Obligors in accordance with the following formula:

NCP	=	[P / CCCP] x [A x [100% – T]] (translated into US Dollars at the Cash Conversion Prevailing Rate) where:

NCP = Net Cash Proceeds.

P = the principal amount of the Bonds to be converted.

CCCP = the Cash Consideration Conversion Price.

A = NT$51.20.

T = the rate of transaction tax payable under the ROC Securities Transaction Tax Act on the Conversion Date (being 0.3% as of the date hereof).

On conversion, the right of the converting Bondholder to repayment of the principal amount of the Bond to be converted shall be extinguished and released, and in consideration and in exchange therefor the Co-Obligors shall pay the Net Cash Proceeds to such Bondholder. If more than one Bond shall be deposited for conversion at any one time by the same holder of the Bonds, the amount of Net Cash Proceeds shall be calculated on the basis of the aggregate principal amount of the Bonds so deposited. On conversion, the right of the converting Bondholder to repayment of the principal and other amounts of the Bond to be converted shall be extinguished and released.

“Cash Conversion Prevailing Rate” means the fixing rate at 11:00 a.m. (Taipei time) on the date of receipt of the relevant Conversion Notice by the Conversion Agent, expressed as the number of NT Dollars per one US Dollar, as quoted by Taipei Forex Inc.

(iii)	Cash consideration conversion price

The price used by the Co-Obligors in determining the Net Cash Proceeds (the “Cash Consideration Conversion Price”) will be NT$44.1443 per Common Share. Notwithstanding anything herein to the contrary, the Cash Consideration Conversion Price shall not be subject to adjustment.

(iv)	Revival on default

Notwithstanding the provisions of Condition 20(A)(i), if the Company defaults in making payment in full in respect of any Bond that has been called for redemption prior to October 31, 2019 on the date fixed for redemption thereof, the Cash Consideration Conversion Right attaching to such Bond will continue to be exercisable up to, and including, the close of business (at the place where the Certificate evidencing such Bond is deposited for conversion) on the date upon which the full amount of the monies payable in respect of such Bond has been duly received by the Trustee or the Principal Paying Agent (as the case may be) and notice of such receipt has been duly given to the Bondholders.

(B)	Cash consideration conversion procedure

(i)	Cash consideration conversion notice

In order to exercise the Cash Consideration Conversion Right attaching to any Bond, a Bondholder must complete, execute and deposit at his own expense between 9:00 a.m. and 3:00 p.m. (local time at the specified office of the Conversion Agent referred to below) on any business day during the Conversion Period at the specified office of any Conversion Agent outside the ROC at which the Bond is presented for conversion a Conversion Notice in duplicate, duly completed and signed, in the then current form obtainable from the specified office of any Conversion Agent together with the relevant Bond and any certificates and other documents as may be required under the law of the ROC or the jurisdiction in which such Conversion Agent shall be located. Any Conversion Notice received by the Conversion Agent after 3:00 pm (local time at the specified office of the Conversion Agent) shall be deemed to have been delivered on the following business day.

A Conversion Notice once deposited may not be withdrawn without the consent in writing of the Company. Bondholders who deposit a Conversion Notice during a Closed Period will not be permitted to convert their Bonds until the business day following the last day of that Closed Period which (if all other conditions to conversion have been fulfilled) will be deemed as the Conversion Date for such Bonds. Bondholders electing to receive Net Cash Proceeds will not be paid the Net Cash Proceeds and shall retain the rights of a Bondholder with respect to the Bonds until the Conversion Date.

No Net Cash Proceeds will be paid to a converting Bondholder unless such Holder satisfies the foregoing conditions. If such Bondholder is unable or otherwise fails to satisfy the foregoing conditions, such Bondholder may transfer its Bond or beneficial interest therein subject to compliance with the transfer restrictions set forth in the Agency Agreement. See “Transfer Restrictions.”

(ii)	Taxes and expenses; deposit date and conversion date

As conditions precedent to conversion, a Bondholder must pay directly to the relevant tax authorities all stamp, issue, registration and similar taxes and duties (if any) arising on conversion in the jurisdiction in which the Bond is deposited for conversion, or payable in any jurisdiction consequent upon the payment of Net Cash Proceeds. Except as aforesaid, the Company will pay the expenses arising in the ROC on the payment of Net Cash Proceeds on conversion of Bonds and all charges of the Conversion Agents in connection therewith as provided in the Agency Agreement.

(iii)	Payment of Net Cash Proceeds

By not later than seven (7) business days following the Conversion Date, the Co-Obligors shall pay the Net Cash Proceeds to such Bondholder exercising its Cash Consideration Conversion Right by wire transfer of immediately available funds to the U.S. dollar account specified in the relevant Conversion Notice.

SECTION 4. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions (including the Terms and Conditions of the Bonds) of the Base Indenture shall remain in full force and effect. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes with respect to the Bonds. In the event of any conflict between the provisions of the Base Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall prevail.

SECTION 5. The Trustee, the Paying Agent and any Conversion Agent shall not at any time be under any duty or responsibility to any Bondholder to perform calculations or to determine whether any facts exist which may require any adjustment of the Conversion Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. Neither the Trustee, the Paying Agent nor any Conversion Agent shall be accountable with respect to the validity or value (or the kind or amount) of any Shares, or of any other securities, cash payment or property, which may at any time be delivered upon the conversion of any Bond; and neither the Trustee, the Paying Agent nor any Conversion Agent makes any representation with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to make any cash payment or to transfer or deliver any Shares or other securities or property upon the surrender of any Bond for the purpose of conversion; and the Trustee, the Paying Agent and any Conversion Agent shall not be responsible or liable for any failure of any Co-Obligor to comply with any of the covenants of the Co-Obligors contained in this Indenture.

SECTION 6. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 7. Notwithstanding anything in this Supplemental Indenture to the contrary, the agreements of ASE and Holdco under this Supplemental Indenture are made solely for the benefit of the Bondholders, the Trustee and any Agents, and no other persons shall be deemed to be the beneficiary of such agreements or have any claim against ASE or Holdco for such agreements.

SECTION 8. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 9.

(a) This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the Co-Obligors hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to this Supplemental Indenture. Each of the Co-Obligors irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that any Co-Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such Co-Obligor irrevocably waives such immunity in respect of its respective obligations hereunder. Each of the Co-Obligors agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and may be enforced in any court to the jurisdiction of which such Co-Obligor is subject by a suit upon such judgment or in any manner provided by law.

(c) Each of the Co-Obligors irrevocably appoints Cogency Global Inc. as its authorized agent for service of process and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 10 E. 40th Street, 10th Floor, New York, NY 10016, United States. Service of process upon such agent and written notice of such service mailed or delivered to any Co-Obligor shall to the extent permitted by law be deemed in every respect effective service of process upon such Co-Obligor in any such legal action or proceeding. If for any reason such agent shall cease to be such agent for services of process, the Co-Obligors shall, with prior written notice to the Trustee, appoint a new agent for service of process in the United States. Nothing in this Supplemental Indenture shall affect the rights to serve process in any other manner permitted by law.

(d) Each of the Co-Obligors hereby irrevocably waives, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this Supplemental Indenture, the posting of any bond or the furnishing, directly or indirectly, of any other security. Each of the Co-Obligors hereby irrevocably waives to the extent permitted by law any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of, or based on, this Supplemental Indenture or the transactions contemplated hereby.

SECTION 10. This Supplemental Indenture shall be effective upon its execution by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

SILICONWARE PRECISION INDUSTRIES CO., LTD.

By:
Name:
Title:

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

By:
Name:
Title:

ASE INDUSTRIAL HOLDING CO., LTD.

By:
Name:
Title:

CITICORP INTERNATIONAL LIMITED

By:
Name:
Title: